EXHIBIT 1.2

[Sandler O’Neill & Partners, L.P. letterhead]

June 14, 2004

Mr. Philip E. Logan

President and Chairman of the Board

Slavie Federal Savings Bank

1614 Churchville Road

Bel Air, MD 21015

Dear Mr. Logan:

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as conversion agent to Slavie Federal Savings Bank (the “Bank”) in connection with the Bank’s proposed reorganization into mutual holding company form (the “Reorganization”). This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

In our role as Conversion Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Bank may reasonably request:

I.	Consolidation of Accounts and Development of a Central File

II.	Preparation of Proxy, Order and/or Request Forms

III.	Organization and Supervision of the Conversion Center

IV.	Proxy Solicitation and Special Meeting Services

V.	Subscription Services

Each of these services is further described in Appendix A to this agreement.

For its services hereunder, the Bank agrees to pay Sandler O’Neill a fee of $20,000. The fee set forth above is based upon the requirements of current regulations and the Plan of Reorganization as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan of Reorganization or a material delay or

Mr. Philip E. Logan

June 14, 2004

other similar events may result in extra charges which will be covered in a separate agreement if and when they occur.

All fees under this agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this agreement by the Bank, which shall be non-refundable; and (b) the balance upon the completion of the Reorganization.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder, the Bank agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder regardless of whether the Reorganization is consummated, including, without limitation, travel, lodging, food, telephone, postage, listings, forms and other similar expenses; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Bank. It is understood that all expenses associated with the operation of the Conversion Center will be borne by the Bank.

RELIANCE ON INFORMATION PROVIDED

The Bank will provide Sandler O’Neill with such information as Sandler O’Neill may reasonably require to carry out its duties. The Bank recognizes and confirms that Sandler O’Neill (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information. The Bank will also inform Sandler O’Neill within a reasonable period of time of any changes in the Plan of Reorganization which require changes in Sandler O’Neill’s services. If a substantial expense results from any such change, the parties shall negotiate an equitable adjustment in the fee.

LIMITATIONS

Sandler O’Neill, as Conversion Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person or entity, including the Bank, by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance

Mr. Philip E. Logan

June 14, 2004

hereof unless caused by or arising out of its own bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

Anything in this agreement to the contrary notwithstanding, in no event shall Sandler O’Neill be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sandler O’Neill has been advised of the likelihood of such loss or damage and regardless of the form of action.

INDEMNIFICATION

The Bank agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O’Neill pursuant to, and the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Bank will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O’Neill’s bad faith or gross negligence.

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to you:	Slavie Federal Savings Bank
1614 Churchville Road
Bel Air, MD 21015
Attention: Mr. Philip E. Logan

Mr. Philip E. Logan

June 14, 2004

If to us:	Sandler O’Neill & Partners, L.P.
919 Third Avenue
New York, New York 10022
Attention: Mr. Thomas P. Duke

The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,

Sandler O’Neill & Partners, L.P.

By:	Sandler O’Neill & Partners Corp.,
the sole general partner

By:	/s/ Thomas P. Duke
Thomas P. Duke
Vice President

Accepted and agreed to as of
the date first above written:

Slavie Federal Savings Bank

By:	/s/ Philip E. Logan
Philip E. Logan
President and Chairman of the Board

APPENDIX A

OUTLINE OF CONVERSION AGENT SERVICES

I.	Consolidation of Accounts

1.	Consolidate files in accordance with regulatory guidelines.
2.	Accounts from various files are all linked together. The resulting central file can then be maintained on a regular basis.
3.	Our EDP format will be provided to your data processing people.

II.	Proxy/Order Form/Request Card Preparation

1.	Vote calculation.
2.	Any combination of proxies, request cards and stock order forms for voting and ordering stock.
3.	Target group identification for subscription offering.

III.	Organization and Supervision of Conversion Center

1.	Advising on and supervising the physical organization of the Conversion Center, including materials requirements.
2.	Assist in the training of all Bank personnel who will be staffing the conversion center.
3.	Establish reporting procedures.
4.	On-site supervision of the Conversion Center during the solicitation/offering period.

IV.	Special Meeting Services

1.	Direct proxy solicitation.
2.	Proxy and ballot tabulation.
3.	Act as or support inspector of election, it being understood that Sandler O=Neill will not act as inspector of election in the case of a contested election.
4.	Delete voting record date accounts closed prior to special meeting.
5.	Produce final report of vote.

V.	Subscription Services

1.	Produce list of depositors by state (Blue Sky report).
2.	Production of subscription rights and research books.
3.	Stock order form processing.
4.	Acknowledgment letter to confirm receipt of stock order.
5.	Daily reports and analysis.
6.	Proration calculation and share allocation in the event of an oversubscription.
7.	Produce charter shareholder list.
8.	Interface with Transfer Agent for Stock Certificate issuance.
9.	Refund and interest calculations.
10.	Confirmation letter to confirm purchase of stock.
11.	Notification of full/partial rejection of orders.
12.	Production of 1099/Debit tape.

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